                                LEASE  AGREEMENT


                                     between


                           FUJIAN FUFA COMPANY LIMITED


                                       and


                    MAGNETEK FUZHOU GENERATOR COMPANY LIMITED

                                TABLE OF CONTENTS

CLAUSE NUMBER AND HEADING                                   PAGE NO.

1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .  2
2.   LEASE OF PREMISES . . . . . . . . . . . . . . . . . . . .  3
3.   USES OF THE LEASED PREMISES . . . . . . . . . . . . . . .  4
4.   TERM OF LEASE . . . . . . . . . . . . . . . . . . . . . .  4
5.   PAYMENT OF RENT AND CHARGES . . . . . . . . . . . . . . .  5
6.   SUBLEASE. . . . . . . . . . . . . . . . . . . . . . . . .  7
7.   MAINTENANCE AND REPAIR. . . . . . . . . . . . . . . . . .  7
8.   REPRESENTATIONS, WARRANTIES, AND UNDERTAKINGS . . . . . .  9
9.   INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . 12
10.  EFFECTIVENESS . . . . . . . . . . . . . . . . . . . . . . 12
11.  TERMINATION OF LEASE. . . . . . . . . . . . . . . . . . . 12
12.  EFFECT OF EXPIRATION OR TERMINATION . . . . . . . . . . . 13
13.  APPLICABLE LAW. . . . . . . . . . . . . . . . . . . . . . 14
14.  SETTLEMENT OF DISPUTE . . . . . . . . . . . . . . . . . . 14
15.  QUIET POSSESSION. . . . . . . . . . . . . . . . . . . . . 14
16.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . 14
17.  LANGUAGES . . . . . . . . . . . . . . . . . . . . . . . . 15


SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . 15
___________________________________________________________________________

Exhibit I

                                 LEASE AGREEMENT

This Lease Agreement (the "Agreement") is made and entered into on this Monday, March 18, 1996 by and between:

(1) Fujian Fufa Company Limited, a company duly registered and established under the laws of the People's Republic of China (hereinafter referred to as "PRC"), having its legal address at 223 Gong Ye Road, Fuzhou, Fujian, PRC (hereinafter referred to as "Party A"), and;

(2) MagneTek Fuzhou Generator Company Limited, a Company duly registered and established under the laws of PRC and having its address at 223 Gong Ye Road, Fuzhou, Fujian, PRC (hereinafter referred to as the "Company").

                                    RECITALS

WHEREAS, the Company is a Sino-foreign equity joint venture limited liability company established in accordance with the terms and conditions of the Sino-American Equity Joint Venture Contract (hereinafter referred to as the "Contract") between Party A and MagneTek, Inc. of the United States of America (hereinafter referred to as "Party B").

WHEREAS, in accordance with the Contract, Party A shall lease to the Company the site and facilities to be used by the Company for its manufacturing operations.

WHEREAS, this Agreement sets out the terms and conditions subject to which Party A will lease to the Company the production site and office space (as defined in Clause 1 of this Agreement).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, Party A and the Company, intending to be legally bound, hereby agree as follows:

                             CLAUSE 1.  DEFINITIONS

All terms used in this Agreement, unless otherwise defined herein, shall have the same meanings as set forth in the Contract. In addition to other terms defined elsewhere in this Agreement, the following words and expressions shall have the meanings given to them below:

1.1 "Effective Date" means the date on which this Agreement becomes effective in accordance with Clause 10 of this Agreement.

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1.2  "Large Workshop" means the new workshop of Party A located at 223 Gong Ye
     Road, Fuzhou. Fujian, PRC as shown on Exhibit I attached hereto.

1.3 "Leased Office Space" means the office space to be constructed on the roof of the Large Workshop, with an area of approximately 1461 square meters, as shown on Exhibit I attached hereto, which is leased to the Company pursuant to this Agreement.

1.4 "Open Grounds" means the common roadways and entrance used by both parties, and shown on Exhibit I attached hereto.

1.5 "Leased Premises" means the Leased Workshop, Leased Office Space, and parking as negotiated by the parties, and shown on Exhibit I attached hereto.

1.6 "Leased Workshop" means the part of the Large Workshop, with an area of approximately 8316 square meters, as shown on Exhibit I attached hereto, which is leased to the Company pursuant to this Agreement.

1.7 "Attached Greenbelts" means the greenbelts with an area of 712 square meters which are affiliated with the Leased Workshop and Leased Office Space, as shown on Exhibit I attached hereto.

1.8 "Registration of Lease" means the registration and filing with the Fuzhou Real Estate Administration Bureau in connection with the execution, modifications, and termination of this Agreement in accordance with the relevant laws and regulations of the PRC.

1.9 "Rent" means the rent payable by the Company to Party A for the lease of the Leased Premises, as specified in Clause 5 of this Agreement.

1.10 "Commencement Date" means the date the Company formally accepts possession of the Leased Premises as the tenant and Party A becomes the landlord and relinquishes possession of the Leased Premises to the Company. Rent due to Party A by the Company shall begin accruing as of the Commencement Date.

1.11 The table of contents and headings to clauses and exhibits are inserted for convenience of reference only, and shall not be definitive in the interpretation of this Agreement.

                          CLAUSE 2.  LEASE OF PREMISES

2.1 Party A agrees to lease to the Company, and the Company agrees to lease from Party A, the Leased Premises for a term as specified in Clause 4 hereof and at the

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     Rents specified in Clause 5 and subject to other provisions of this
     Agreement. The location and area of the Leased Premises are as shown in
     Exhibit I attached hereto.

                     CLAUSE 3.  USES OF THE LEASED PREMISES

3.1 The Company shall use the Leased Premises for its business operations, including any associated research, development, warehousing, logistics, distribution, or other related uses.

3.2 The Company shall use the Open Grounds as it sees necessary for conducting activities relating to the use of the Leased Premises. However, the Company shall not construct any structures on the Open Grounds without the prior written approval of Party A.

3.3 The Company and Party A shall have reasonable access and use of each other's roadways, gates, facilities and Open Grounds at all times, and at no cost to the Company or Party A. Such facilities shall be used for access, egress, and movement of people, goods, production-related machinery, and vehicles, and such reasonable access shall exclude parking or storage. Specific guidelines for this access shall be agreed upon between Party A and the Company.

3.4 In the event of emergency which threatens or may threaten people, property, or equipment, the party needing assistance (the "Requesting Party") shall have free access and use of any and all facilities and equipment of the other party (the "Responding Party") and the Responding Party shall render all reasonable assistance to the Requesting Party in responding to the emergency. The Requesting Party shall promptly reimburse the Responding Party for all of the Responding Party' s direct expenses for the facilities and/or equipment so rendered. For purposes of this Clause 3.4 the Requesting Party or the Responding Party may be either Party A or the Company, as the case may be.

                            CLAUSE 4.  TERM OF LEASE

4.1 Beginning from the Effective Date, the term of this Agreement is for a period of 20 years, with termination provisions as described in Clause 11 hereof. In addition, provided that the Company is current in regard to rent and other payments provided in this Agreement, the Company may, at its option, renew this Agreement for up to six additional periods of five years each, following the end of the initial term of this Agreement.

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                     CLAUSE 5.  PAYMENT OF RENT AND CHARGES

5.1 As herein defined, the Commencement Date of this Agreement shall be Tuesday, October 1, 1996. Beginning from the Commencement Date, the Company shall pay monthly Rent to Party A on or before the last day of each and every calendar month (rent in arrears) at the monthly rates noted in the following Rental Escalation Table:

                         ---------------------------------------------
                                     RENTAL ESCALATION TABLE
                         ---------------------------------------------
(RMB/Sq Mtr/Month)         10/1/96     1/1/97     7/1/97      10/1/99
- ----------------------------------------------------------------------
Leased Workshop             7.50        11.25      15.00       18.00
- ----------------------------------------------------------------------
Leased Office Space         3.75         5.63       7.50        9.00
- ----------------------------------------------------------------------

     The final rates noted in the Rental Escalation Table will then remain unchanging through September 30, 2001. Rental rates for subsequent five year periods, beyond September 30, 2001, will be re-negotiated, at that time, between the parties to this Agreement and be based upon a combination of market rates at that time and the mutual agreement of Party A and the Company.

5.2 By March 31, 1996, the Company shall provide Party A with the drawings and specifications for the Leased Office Space to be constructed upon the roof of the Leased Workshop.

5.3 Subject to Clause 5.2, herein, Party A shall pay for the cost of constructing the Leased Office Space. The finished Leased Office Space provided by Party A shall include plumbing, electric outlets, windows, interior and exterior walls and doors and painting of the interior and exterior surfaces, all as agreed upon between the Parties. The Company will bear the costs of finishing the flooring and installing any heating, venting, and air conditioning (HVAC) system. With the exception of the HVAC system, permanent elements of the Leased Office Space shall become part of the Leased Premises. Providing the Company provides Party A with the drawings and specifications, as specified in Clause 5.2 herein, Party A hereby agrees to complete construction of the Leased Office Space no later than September 30, 1996 and allow the Company and its representatives free access to the Leased Office Space during construction for the completion of any necessary modifications and installations by the Company.

5.4 In the event Party A has not completed the Leased Office Space construction as agreed upon between the Company and Party A, by the date noted in Clause 5.3 hereof, the Commencement Date for the Leased Office Space noted in Clause 5.1 hereof shall be delayed until the first day of the month following completion of the Leased Office Space as agreed upon between the Company and Party A. All subsequent escalation periods for the Leased Office Space shall be delayed the same amount of time as the construction delay.

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5.5  The Company shall pay for its actual water and sewer consumption. Party A shall send an invoice to the Company by no later than the 15th day of the month for the Company's water and sewer consumption for the previous calendar month. On or before the last day of the month in which the invoice is received by the Company, the Company shall reimburse Party A for the actual charge rate charged by the Fuzhou Water Company, for the Company's water and sewer consumption for the period. Maintenance and administration of the water supply and sewer facilities utilized by the Company will be the responsibility of the Company and the Company shall bear all the costs related thereto. In addition, the Company shall share the costs for the administration and maintenance of the water supply and sewer facilities commonly utilized by the Company and Party A. Detailed agreement in connection with such share of costs will be agreed upon between the Company and Party A.

5.6 The Company shall pay for its actual electricity consumption. Party A shall send an invoice to the Company by no later than the 15th of the month for the Company's electricity consumption for the previous calendar month. On or before the last day of the month in which the invoice is received by the Company, the Company shall reimburse Party A for the actual charge rate charged by the Fuzhou Electricity Bureau, for the Company's electricity consumption for the period. Maintenance, repair, administration (including depreciation) and overhault of the electricity supply facilities provided by Party A pursuant to Clause 5.7 and utilized by the Company will be the responsibility of the Company and the Company shall bear all the costs related thereto.

5.7 Party A agrees to provide the Company with a set of electricity transmission facilities available for the electricity supply of l000KVA. The Company, with the assistance from Party A, will apply to the Fuzhou Electricity Bureau for this 1000KVA electricity supply provided by Party A, and Party A will pay all costs associated with approvals_exended_ by the Fuzhou Electricity Bureau. Ownership of this 1000KVA electricity supply will remain with Party A. In the event that the Company requires any electricity transmission facilities available for the electricity supply of over 1000KVA, it shall apply to the Fuzhou Electricity Bureau for such extra requirement at its own cost. Party A may provide assistance. ownership of any electricity supply facilities provided by the company will remain with the Company.

5.8 All the charges payable to the Fuzhou Real Estate Administration Bureau for the registration of the lease shall be equally borne by the Company and Party A. Such charges shall be strictly limited to the handling fee for registration of this Agreement.

5.9 Subject to the provisions of Clause 7.5 hereof, taxes, charges and fees listed as follows shall be paid by Party A:

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     (a)  Fee for the use of the land occupied by the Leased Premises;
     (b)  Real estate and rental income tax for the Leased Premises;
     (c)  All maintenance and cleaning expenses for the Open Grounds;
     (d)  All electricity expenses for the lighting of the Open Grounds;
     (e)  All landscape expenses for the maintenance of the Attached Greenbelts;
     (f) Any other taxes, charges, or fees required or imposed by the local, municipal, provincial, or national government, which apply to the Leased Premises.

5.10 Telecommunications and Datalines

     (a) Party A and the Company shall mutually agree on necessary and appropriate interplant telecommunication facilities and infrastructure. Party A, at its sole expense, shall promptly install such facilities and infrastructure. Party A and the Company agree to discuss annually the quantity and quality of such telecommunications facilities and infrastructure, and Party A will provide reasonable upgrades, at its cost, as mutually agreed. If agreement cannot be reached, the Company reserves the right to install facilities and infrastructure it deems necessary, which facilities and infrastructure may then, at the option of the Company, be designated either as the sole property of the Company or as part of the Leased Premises.

     (b) Party A will install, at its sole cost, telecommunication and data lines throughout the Leased Premises, as agreed upon between the Company and Party A.

     (c) The Company will install, at its sole cost, telephone systems, facsimile machines, computers, and other similar items that serve as tertiary elements of the telecommunication system. All such items shall remain the sole property of the Company.

5.11 All payments in this Lease shall be made in RMB.

                       CLAUSE 6.  SUBLEASE AND ASSIGNMENT

6.1 The Company shall not sublease all or any part of the Leased Premises, except to subsidiaries or affiliates of the Company, without the consent of Party A, which consent shall not be unreasonably withheld or delayed. If Party A has not responded within thirty (30) days following a request by the Company, the request will be regarded as granted and the Company may proceed with the sublease.

                        CLAUSE 7.  MAINTENANCE AND REPAIR

7.1 Party A warrants that the Leased Premises are suitable for the leased purposes defined in Clause 3 herein. As such, Party A agrees to undertake any necessary

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     repairs to maintain the Leased Premises which are the property of Party A in a safe, habitable. and fully operable condition. Said repairs include, but are not limited to, foundations, exterior walls, windows, doors, roofs, plumbing, electrical systems, drainage systems, floors, and all other physical conditions other than routine maintenance. Because such repair may be crucial to the Company's operation, and in order to protect the Company's interest, the Company hereby retains the right to perform such repairs itself if Party A has not performed such repairs within a period of ten (10) calendar days following notice to Party A by the Company. The Company shall deduct the cost of such repairs from the rent otherwise owed to Party A at the next rental month. In the event of an emergency, as determined by the General Manager or Deputy General Manager of the Company, the Company may effect such repairs, and deduct the cost from rent otherwise due to Party A, if Party A has not executed such repairs within 24 hours following written notification of the emergency situation. If the cost of any such repairs paid by the Company exceeds the rent amount due to Party A for the next 12 month period, Party A shall reimburse the Company for such additional expenses no later than the end of 12 months following the expenditure by the Company. Notwithstanding the above, if repairs are necessitated by the negligence of the Company, the Company is solely responsible for the direct costs of needed repairs.

7.2 Routine maintenance (but not repair or replacement) of the Leased Premises is the responsibility of the Company, and the Company agrees to maintain the Leased Premises in a clean and orderly condition.

7.3 Any repairs or modifications necessitated by changes in the law, building codes, national, provincial, or local requirements, or any other similar reasons shall be solely the responsibility of Party A. Party A shall take action to promptly comply with all such new or modified requirements. If Party A does not so comply, the Company reserves the right, but not the obligation, to make such changes or modifications, and to deduct the cost thereof from the rent otherwise owed to Party A. If the cost of any such changes or modifications paid by the Company exceeds the rent amount due to Party A for the next 12 month period, Party A shall reimburse the Company for such additional expenses no later than the end of 12 months following the expenditure by the Company.

7.4 The Company will cooperate in all reasonable ways with Party A in effecting the provisions of this Clause.

7.5 The Company agrees to share the costs of maintaining the open Grounds and Attached Greenbelts (referred to in 5.9(c) through 5.9(e)). As such, within thirty days of receipt of notice by Party A, the Company shall reimburse Party A for fifty percent of all invoiced expenses Party A pays for the maintenance of the Open Grounds and Greenbelt Areas, providing the invoiced amount does not exceed 10000 RMB per month. If the proposed maintenance or expense is to

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     exceed 10000 RMB per month, both Party A and the Company must agree on the maintenance or expense prior to incurrence thereof by Party A.

             CLAUSE 8. REPRESENTATIONS, WARRANTIES, AND UNDERTAKINGS

8.1 Party A hereby covenants, represents and warrants to and undertakes with the Company as follows:

     (a) Party A is the owner of the Leased Premises and has the lawful right to Lease the Leased Premises to the Company.
     (b) The Leased Premises are suitable for the Company to carry out its business activities as specified in the Contract and Clause 3 of this Agreement.
     (c) The Company is entitled to use the Leased Premises for carrying out its business activities as specified in the Contract.
     (d) The land use rights leased by Party A were originally injected by the State for its subscription of shares of Party A, for which Party A is not required to pay land use premiums, and which may be used by the Company without any further payments to Fuzhou Real Estate Administration Bureau or any other relevant land authorities in the PRC, except for the charges for the registration of the lease as set forth in Clause 5.8 of this Agreement. The Company shall not assume any liability or obligation in connection with the lease of the land use right from Party A, including, without limitation, the obligation to pay any premium or fees to the Fuzhou Real Estate Administration Bureau for the land use rights. Party A hereby indemnifies and holds the Company and Party B harmless for any and all claims or demands for payment of any premium or fees by any land authority.
     (e) Party A represents and warrants to the Company that the Leased Premises are environmentally acceptable, contamination free, and are in full compliance with the relevant government authorities for land administration, environmental protection, water and soil conservation construction standards, fire prevention, and worker safety. Party A hereby indemnifies and holds the Company and Party B harmless for any and all claims, demands, liabilities, damages, costs and expenses that arise out of, or in connection with, the lease and use of or activities on the Leased Premises, or failure to meet the representation and warranty or compliance standards set forth in this provision. Party A further represents and warrants that to the best of its knowledge no hazardous or toxic substances, contaminants, or materials are or have been spilled, deposited, disposed, accumulated, or released in, on, or under the Leased Premises. Further, Party A has not received any notification from any party, and has no other information, which indicates that there is environmental contamination at the Leased Premises. Party A agrees to indemnify, defend and hold harmless the liabilities or damages relating to the presence or release, at, from, or to the Leased Premises, of any hazardous substances or other environmental contamination other than any contaminants that Party A demonstrates were

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          used and initially released at the Leased Premises by the Company.
          The obligations of Party A under this indemnity shall not be affected by any assignment of this Agreement or sale of the Leased Premises, and shall survive the expiration or earlier termination of this Agreement, unless Party A demonstrates that specific contamination was caused by the Company, in which event the Company shall bear responsibility for the specific contamination and indemnify Party A regarding the specific contamination.
     (f) After Party A has finalized the registration of ownership of the Leased Premises, Party A shall, within 30 calendar days, together with the Company, register the lease of the Leased Premises with Fuzhou Real Estate Administration Bureau.
     (g)  Party A shall pay the fees, taxes and charges as set forth in Clause
          5.9 herein.
     (h) If Party A wishes to transfer, sell or lease all or any portion of the land use rights or facilities that are in the 223 Gong Ye Road industrial complex but are outside of the Leased Premises, during the term of this Agreement, Party A shall first notify the Company of its intention to do so sixty (60) calendar days prior to Party A entering into any transfer, sale, or lease agreement of its interest in the said portion of the land use rights or facilities. If the Company determines that the offered transfer, sale or lease of the said premises may be harmful to the Company's operations, the Company reserves the right, at its sole discretion, for a period of 180 days following the transfer, sale, or lease of the said land use rights or facilities to declare this Agreement null and void and effect early termination of this Agreement following the terms of Clause 12 hereof.
     (i) If Party A wishes to sell or transfer its interest in the Leased Premises, during the term of this Agreement, Party A shall first provide written notice to the Company of its intention to do so at least sixty (60) calendar days prior to said offer to sell or transfer its interest and shall grant to the Company a right of first refusal to purchase the Leased Premises at essentially the same price and terms to be offered. The Company shall have sixty (60) calendar days to notify Party A of its acceptance of the offer to purchase the Leased Premises. Only in the event that the Company declines to purchase the Leased Premises, upon the terms and during the time frame specified above, will Party A be entitled to sell or transfer its interest in the Leased Premises to a third party, provided that the price and other conditions of sale are not more favorable to such third party than those offered to the Company and provided further that such third party shall assume all the rights and obligations of Party A under this Agreement. Because the operation and success of the Company depend to a large extent upon the performance of Party A, the Company is entitled to review and comment upon the viability of the proposed buyer, and of its ability to meet the obligations of this Agreement. However, Party A is not to be bound by the review and comments of the Company.

8.2  The Company hereby covenants to Party A as follows:

     (a) The Company shall rent and use the Leased Premises in accordance with the provisions of this Agreement and for the purpose of the Company as set forth in the Contract;
     (b) The Company shall pay Rent to Party A in accordance with Clause 5 of this Agreement;
     (c) Without prejudice to Clause 5.2 hereof, the Company shall obtain Party A' s written consent, which consent shall not be unreasonably withheld or delayed, for any major renovation or refurbishment of the Leased Premises. "Major" in this section means costing more than US $75,000. If Party A has not replied within 30 days following the Company's submission of its request, the request may be deemed granted by Party A, and the Company may proceed as it sees fit. Notwithstanding the above, in its renovation or refurbishment of the Leased Premises the Company shall not change or in any way endanger the structure of the Leased Premises and shall not change the purposes of the Leased Premises;
     (d) The Company shall not intentionally use its machinery and equipment in a manner which will intentionally damage the utilities affiliated to the Leased Premises.
     (e) During the term of this Agreement the production and business activities of the Company shall comply with relevant and promulgated laws and regulations of Fuzhou City and the PRC.

8.3 Each Party hereto acknowledges and agrees that it shall be responsible for dealing with all actions, claims, suits and demands relating to environmental pollution (including ground, water and air pollution) caused at any time by that party in the Leased Premises regardless of when such actions, claims, suits or demands are made or brought, and further regardless of when the cause giving rise to any of such actions, claims, suits or demands arose. Under no circumstances will one party be responsible for any environmental pollution or breach of PRC laws and regulations relating to environmental pollution caused by the other party, or by third parties, in the Leased Premises. Each party hereto further agrees to indemnify the other party hereto against all losses, liabilities, claims, costs and expenses which may be suffered by the other party as a direct or indirect result of any pollution of the environment (including ground, water and air pollution) caused by the first mentioned party in the Leased Premises at any time. Notwithstanding the above, the Company's liability is limited to the requirements in effect only during the Company's tenancy, and the Company's liability in any respect shall expire upon cessation of this Agreement or cessation of the Company's occupancy of the Leased Premises.

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                               CLAUSE 9. INSURANCE

9.1 Throughout the entire term of this Agreement, the Company shall have in effect insurance for the Leased Premises and for its own property and assets installed or stored at the Leased Premises and pay the relevant premiums for such insurance.

9.2 Throughout the entire term of this Agreement, Party A shall have in effect liability insurance for the Leased Premises, of a type and in a quantity satisfactory to the Company, for itself and its invitees, agents, and activities.

                            CLAUSE 10. EFFECTIVENESS

10.1 This Agreement shall become effective on the date when it is signed and dated by the representatives of Party A and the Company.

10.2 Party A shall deliver to the Company a copy of the certificate of lease issued by the Fuzhou Real Estate Administration Bureau as soon as such certificate is issued.


                         CLAUSE 11. TERMINATION OF LEASE

11.1 Either party to this Agreement may, by serving a written notice on the other party, terminate this Agreement if any of the following events happens:

     (a) The other party ("Defaulting Party") fails to perform, observe, or comply with any of the substantive terms and conditions in this Agreement and the first mentioned party serves on the Defaulting Party a written notice of default and after 60 days from the date of such written notice the Defaulting Party has not rectified its non-performance, non-observance or non-compliance to the satisfaction of the first mentioned party or is not otherwise pursuing in good faith resolution of the dispute.
     (b) The other party becomes bankrupt or insolvent, or is dissolved or liquidated.
     (c) Should either of the parties be prevented from performing under this Agreement by force majeure, including earthquake, typhoon, flood, fire, war, civil unrest, labor disturbance, strikes, disruption of transportation, disruption of communication systems or other unforeseen events, and their happening and consequences are unavoidable and beyond the control of the prevented party, such party shall so notify the other party as soon as possible by the best means reasonably available, and within 15 days thereafter provide detailed information of the events. If requested by the other party, the prevented party shall also provide verified documentary evidence explaining the reason of its inability to execute, or of the delay in execution of its performance. Both parties shall, through consultations, decide whether

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          to terminate this Agreement, or to waive partial performance of the
          Agreement, or to delay the execution of performance of the Agreement according to the effects of the events on the performance of the Agreement.
     (d) Upon occurrence of the early termination of the Contract, as defined in Chapter XIV of the Contract.

11.2 If either party serves a written notice on the other party informing the other party of its intention to terminate this Agreement as a result of the happening of any of the events described in Clause 11.1 above, the Company and Party A shall, as soon as practicable, enter into friendly discussions in order to agree on an equitable and satisfactory solution. If no such solution is agreed within a period of 60 days from the date of the written notice served pursuant to Clause 11.1, then this Agreement shall be terminated forthwith, but without prejudice to the rights and obligations of the parties which have accrued prior to such termination. Except as provided in Clause 8.1(e) hereof, the Company's environmental obligations shall be terminated.

11.3 The Company may terminate this Agreement at any time after two years following the Effective Date of this Agreement by providing 180 days written notice to Party A. If the Company so terminates this Agreement within the first three years from the Effective Date, the Company agrees to continue to pay to Party A the rent effective as of the date of such termination for a period of six months following the actual date of termination. If the Company terminates this Agreement in the period from the end of the third year of the Effective Date through the end of the fifth year after the Effective Date, the Company agrees to continue to pay to Party A the rent effective as of the date of termination for a period of three months following the actual termination date. If the Company elects to terminate this Agreement following the end of the fifth year from the Effective Date, there will be no further payments to Party A following the actual termination date.

                 CLAUSE 12. EFFECT OF EXPIRATION OR TERMINATION

12.1 Upon the expiration of the term of this Agreement or upon early termination of this Agreement, the Company shall deliver vacant possession of the Leased Premises to Party A and shall remove from the Leased Premises all moveable machinery, equipment, materials, goods and facilities belonging to the Company, unless the Company agrees to sell the same to Party A at a price to be agreed, based upon independent valuation and/or negotiation. The Leased Premises shall be returned to Party A in the same condition as at the Commencement Date, except for reasonable wear and tear.

12.2 The expiration of this Agreement at the end of its term, or the termination of this Agreement by either party for whatever reason, shall not prejudice any of the

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     preexisting rights and obligations of the Company and Party A hereunder.
     In such event, the Company's environmental obligations shall be terminated, except as provided in Clause 8.1 (e) hereof.

12.3 Without prejudice to each party's right to terminate this Agreement in accordance with Clause 11.1 hereof, each party shall also indemnify the other party against losses, damages, costs and liabilities which the other party may suffer as a direct consequence of any breach of such party's representations, warranties and undertakings under Clause 8 hereof, or as a direct consequence of the failure of such party to duly perform, observe or comply with any of the terms and conditions of this Agreement.

                           CLAUSE 13.  APPLICABLE LAW

13.1 The formation of this Agreement, its validity, interpretation and performance, and settlement of the disputes shall be governed by the relevant promulgated and publicly available laws and regulations of the PRC.

                       CLAUSE 14.  SETTLEMENT OF DISPUTES

14.1 The parties shall initially attempt to settle any disputes arising from the execution of, or in connection with, this Agreement, through friendly consultations between the parties.

14.2 Any disputes arising from this Agreement or in connection herewith which have not been resolved within sixty days from the date of first issuance of a letter by either party indicating the nature of the disputed matter, and in accordance with Clause 14.1 herein, shall be settled through the Arbitration Commission based in the PRC cities of Beijing, Shanghai, or Fuzhou at the choice of the party initiating the arbitration, in accordance with and bound by the explicit provisions of this Agreement as well as the relevant laws and regulations of the PRC.

14.3 During any arbitration proceeding, this Agreement shall be performed continuously by both parties except for the matters in dispute.

                          CLAUSE 15.  QUIET POSSESSION

15.1 So long as the Company pays the rent and abides by the other provisions of this Agreement, the Company shall enjoy quiet possession of the Leased Premises.

                               CLAUSE 16.  NOTICES

16.1 All notices shall be sent by written notice or facsimile transmission. Notices and correspondence between Party A and the Company shall be sent to the appropriate address of each party specified below.

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     if to Party A:      Fujian Fufa Company Limited
                         Attn.: General Manager
                         223 Gong Ye Road
                         Fuzhou, Fujian 350004
                         PRC
                         Fax No: 0591-3713706

     if to the Company:  MagneTek Fuzhou Generator Company, Limited
                         Attn.: General Manager
                         223 Gong Ye Road
                         Fuzhou, Fujian 350004
                         PRC
                         Fax No: 0591-3713706

16.2 Each party may, by written notice or facsimile notification to the other party, change its address for the purposes of correspondence at any time.

16.3 Every notice or correspondence shall be deemed to have been received, in the case of facsimile transmission, at the time of transmission and, in the case of a written notice, when delivered personally or 5 days after the same has been put into the post.

                              CLAUSE 17.  LANGUAGES

17.1 This Agreement is written in an English version and in a Chinese version. Both language versions are of equal validity and effect.

Executed in Fuzhou, Fujian, PRC by the legal or duly authorized representatives of Party A and the Company on this Monday, March 18, 1996.

PARTY A                                THE COMPANY

Fujian Fufa Company Limited            MagneTek Fuzhou Generator Company Limited



/s/ Chan Guo Xiang                     /s/ Gary Wolfe
- -------------------------              -----------------------------
Chen Guo Xiang                         Gary Wolfe
Legal Representative                   Legal Representative


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